Exhibit 99.1

For Immediate Release

Contact: Scott Howat

Director of Global

Communications

Affinia Group Inc.

(734) 827-5421

AFFINIA GROUP ANNOUNCES FINANCIAL RESULTS FOR FOURTH

QUARTER AND FULL YEAR 2012

COMPANY TO HOLD CONFERENCE CALL AND WEBCAST ON MARCH 15TH

ANN ARBOR, MICHIGAN, March 14, 2013 – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported its financial results for the fourth quarter and full year ended December 31, 2012.

As announced earlier, the Company distributed its brake business to its shareholders in the fourth quarter of 2012. As a result, the financial performance of these entities is reflected in discontinued operations for financial reporting purposes.

Full Year 2012

Excluding unfavorable currency translation effects, year-over-year consolidated net sales improved by $63 million. On an as-reported basis, full year 2012 consolidated net sales decreased by $25 million to $1.45 billion, as compared to $1.48 billion for full year 2011, representing a 2 percent decrease in net sales versus last year. Lower currency exchange rates, primarily related to the Polish Zloty and Brazilian Real, reduced reported sales by $88 million, which was partially offset by increased sales to new and existing customers.

Filtration products net sales were $831 million in 2012, a $30 million increase as compared to 2011. The 4 percent improvement was attributable to $49 million of increased sales to new and existing customers, which was partially offset by $19 million of unfavorable currency translation effects, primarily due to depreciation of the Polish Zloty.

Affinia South America products net sales, excluding unfavorable translation effects, rose by $30 million. Reported net sales, including unfavorable translation effects, declined by 8 percent to $430 million in 2012 as compared to $469 million in 2011. Substantial currency depreciation of South American currencies, primarily the Brazilian Real, accounted for a year-over-year net sales decline of $69 million, which was partially offset by net sales improvement due to price increases on certain products and new business in our distribution and shock absorber operations.

Chassis product net sales declined by $19 million, or 9 percent in 2012, to $194 million from $213 million in 2011. The decrease in sales was attributable to significant initial order fulfillments recognized in 2011, whereas 2012 sales represented a more normal run rate for the new business.

Gross margin remained at 23 percent, while gross profit declined by 4 percent to $328 million, as compared to $342 million in 2011. Unfavorable currency translation effects and higher manufacturing, materials, and freight costs reduced gross profit by $21 million and $13 million, respectively. These factors were partially offset by $15 million of increased sales volume and $5 million of lower operating costs.

Selling, general and administrative expenses for full year 2012 were $197 million compared with $200 million in 2011. Selling, general and administrative expenses, as a percent of sales, were unchanged versus last year at 14 percent. The $3 million year-over-year decrease was the result of lower advertising and marketing costs and a higher than expected realized gain related to the legal settlement with Satisfied in 2012, partially offset by substantially higher legal and professional fees related to one-time special projects in 2012.

Operating profit in 2012 was $131 million, down by $11 million, or 8 percent, versus 2011, primarily due to a lower gross profit. The On and Off-highway reportable segment’s operating profit declined by $4 million due to lower gross profit. Corporate, eliminations, and other reported a $7 million year-over-year increase in operating loss due to higher legal and professional expenses related to special projects.

Net income from continuing operations, net of tax, declined by $19 million, or 46%, to $22 million in 2012 as compared to $41 million 2011. The increase in net loss was due to a higher tax provision and lower gross profit in 2012 as compared to 2011.

The Company reported a $124 million loss from discontinued operations, net of tax, in 2012 compared to a $113 million loss in 2011. The loss from discontinued operations, net of tax, in 2012, was comprised of an $86 million impairment charge, a $5 million operational loss, and an income tax provision of $33 million. The loss from discontinued operations, net of tax, in 2011 was comprised of $165 million impairment and an operational loss of $9 million, before adjustment for a net tax benefit of $61 million related to discontinued operations, which included a $57 million tax benefit related to an impairment loss.

Primarily as a result of the loss from discontinued operations, the Company posted a net loss attributable to the Company of $103 million in 2012 versus a net loss of $73 million in 2011. The following table summarizes the consolidated results for the years ended December 31, 2011 and December 31, 2012.

(Dollars in millions)	Consolidated Year Ended December 31, 2011	Consolidated Year Ended December 31, 2012	Dollar Change	Percent Change
Net sales	$1,478	$1,453	$(25)	-2%
Cost of sales	(1,136)	(1,125)	11	-1%

Gross profit	342	328	(14)	-4%
Gross margin	23%	23%
Selling, general and administrative expenses(1)	(200)	(197)	3	-2%
Selling, general and administrative expenses as a percent of sales	14%	14%

Operating profit (loss)
On and Off-highway segment	169	165	(4)	-2%

(Dollars in millions)	Consolidated Year Ended December 31, 2011	Consolidated Year Ended December 31, 2012	Dollar Change	Percent Change
Corporate, eliminations and other	(27)	(34)	(7)	-26%

Operating profit	142	131	(11)	-8%
Operating margin	10%	9%
Loss on extinguishment of debt	—	(1)	(1)	NM
Other income, net	4	2	(2)	-50%
Interest expense	(67)	(63)	4	-6%

Income from continuing operations before income tax provision, equity in income and noncontrolling interest	79	69	(10)	-13%
Income tax provision	(38)	(48)	(10)	26%
Equity in income, net of tax	—	1	1	NM

Net income from continuing operations, net of tax	41	22	(19)	-46%
Loss from discontinued operations, net of tax(2)	(113)	(124)	(11)	-10%

Net income (loss)	(72)	(102)	(30)	-42%
Less: net income attributable to noncontrolling interest, net of tax	1	1	—	NM

Net income (loss) attributable to the Company	$(73)	$(103)	$(30)	-41%

(1)	We recorded $1 million and $2 million of restructuring costs in selling, general and administrative expenses for 2011 and 2012, respectively.
(2)	We recorded in our discontinued operations $11 million and $19 million of restructuring costs for 2011 and 2012, respectively.
NM	(Not Meaningful)

Total debt outstanding as of December 31, 2012 was $569 million compared with $698 million at year-end December 31, 2011. On December 31, 2012 the Company had $51 million of cash and cash equivalents compared to $54 million at year-end 2011. No financial maintenance covenants exist under the Company’s capital structure and the Company remained in compliance with all debt covenants at December 31, 2012. The composition of debt outstanding at year-end 2011 and 2012 is shown below:

	At December 31,
(Dollars in millions)	2011	2012
9% Senior subordinated notes, due November 2014	$367	$367
10.75% Senior secured notes, due August 2016	201	179
ABL revolver, due May 2017	110	—
Other debt	20	23

	698	569
Less: Current portion	(20)	(23)

	$678	$546

Fourth Quarter

Net sales for the fourth quarter of 2012 were $341 million, a decline of $3 million versus the same period in 2011.

Gross profit for the fourth quarter 2012 was $74 million, as compared to $78 million for the same period in 2011. Gross margin was 1 percent lower in the fourth quarter of 2012 at 21.7 percent versus 22.7 percent in the fourth quarter of 2011.

Selling, general and administrative expenses for the fourth quarter of 2012 were $49 million, compared with $48 million for the same period in 2011. As a percentage of sales, selling, general and administrative expenses for the final quarter of 2012 increased to 14.4 percent as compared to 14.0 percent for the same period in 2011.

Net income for the fourth quarter of 2012 was a loss of $81 million as compared with a loss of $104 million in the same period in 2011. The 2012 decrease in net loss was attributable to a $32 million decrease in loss from discontinued operations, net of tax, partially offset by $9 million lower net income from continuing operations.

Web Cast and Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Friday, March 15, 2013 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial 866-825-3209 within the United States and Canada or 617-213-8061for international callers and enter participant code 25838133 followed by the # key. A replay of the call will be available shortly after the live conference ends. To access the replay participants should dial 888-286-8010 within the United States and Canada or 617-801-6888 for international callers and enter participant code 14949595.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.5 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this release, the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” or future or conditional verbs, such as “could” “may,” “should,” or “will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release. Such risks, uncertainties and other important factors include, among others, domestic and global economic conditions and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components, raw materials and energy; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims brought against us; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; our ability to successfully effect dispositions of existing lines of business; our ability to successfully combine our operations with any businesses we have acquired or may acquire; risk of impairment charges to our long-lived assets; risk of impairment to intangibles and goodwill; the risk of business disruptions related to a variety of events or conditions including natural and man-made disasters; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; our substantial leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements.

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